Exhibit 99.1

Quantum Technologies Reports Fiscal 2012 First Quarter Financial Results

IRVINE, Calif., September 14, 2012 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of hybrid propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, and hydrogen and owner of an emerging portfolio of renewable energy farms, today reported its results for the first quarter of fiscal 2012. Conference call information is provided below.

First Quarter Fiscal 2012 Operating Results

Revenues increased $3.2 million, or 90%, from $3.6 million in the first quarter of fiscal 2011 to $6.8 million in the first quarter of fiscal 2012. The increase in revenue is primarily due to increased product shipments to Fisker Automotive of components related to our Q-Drive TM hybrid drive systems. Our overall operating loss for the first quarter increased $0.7 million, from $4.6 million in the first quarter of fiscal 2011 to $5.3 million in the first quarter of fiscal 2012. The increase in operating loss for the first quarter of fiscal 2012 was primarily due to a one-time charge of $1.8 million for a facility exit obligation related to a sublease agreement entered into during the first quarter of fiscal 2012 and a $0.9 million impairment of long-lived assets related to solar equipment. This was partially offset by a $2.1 million improvement in operating income within the Electric Drive & Fuel Systems operating segment.

Revenues for our Electric Drive & Fuel Systems segment increased $3.4 million, from $3.3 million in the first quarter of fiscal 2011 to $6.7 million in the first quarter of fiscal 2012. Revenue from product sales for this segment increased $2.6 million, or 433%, from $0.6 million in the first quarter of fiscal 2011 to $3.2 million in the first quarter of 2012, due to product shipments to Fisker Automotive and increased shipments of high pressure fuel storage systems for natural gas applications. Contract revenue for this segment increased $0.8 million, or 30%, from $2.7 million in the first quarter of fiscal 2011 to $3.5 million in the first quarter of fiscal 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and government agencies. This segment had $0.2 million in operating income during the first quarter of fiscal 2012 compared to a $1.9 million operating loss during the same period in the prior fiscal year. The significant improvement in operating performance was primarily due to the higher revenues and improved product margins during the current quarter.

Revenues for our Renewable Energy segment include energy sales related to Schneider Power’s Providence Bay wind farm and revenue from construction management services on other projects. Revenues for this segment were $0.1 million for the first quarter of fiscal 2012 compared to $0.2 million in the first quarter of fiscal 2011. The operating loss for this segment was $0.6 million in the first quarter of fiscal 2012 compared to a loss of $0.4 million in the first quarter of fiscal 2011.

Our Corporate segment represents the general and administrative expenses that indirectly support our Electric Drive & Fuel Systems and Renewable Energy operating segments and consist primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. Corporate segment losses increased by $2.6 million in the first quarter of fiscal 2012, from $2.3 million in fiscal 2011 to $4.9 million in the first quarter of fiscal 2012. The increase in the first quarter of fiscal 2012 is primarily due to a $1.8 million facility exit obligation related to a sublease agreement and a $0.9 million impairment of solar equipment deposits. Share-based compensation expense was $0.3 million and depreciation and amortization expense was $0.4 million in the first quarter of fiscal 2012. During the first quarter of fiscal 2012, cash used from operations was $7.7 million, of which $5.7 million was related to changes in working capital.

During the first quarter of fiscal 2012, we recognized a $0.2 million loss in equity in earnings, primarily related to our equity share in losses of Asola, our German affiliate. For the three-month period ended July 31, 2011, Asola had revenues of approximately $14.3 million.

Our financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $1.9 million loss in the first quarter of fiscal 2012, compared to a gain of $3.4 million in the first quarter of fiscal 2011. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The gain and loss in the respective periods was primarily attributable to the decrease in our common stock share price in the first quarter of fiscal 2011 and subsequent increase in our common stock share price in the first quarter of fiscal 2012.

During the first quarter of fiscal 2012, we repaid a total of $1.8 million of principal due under our debt obligations and settled $1.1 million of derivative warrant liabilities by the issuance of shares of our common stock. As a result of these in-kind repayments and related extinguishments, we recognized a gain of $0.1 million in the first quarter of fiscal 2012.

Our overall net loss for the first quarter of fiscal 2012 was $7.9 million, compared to a net loss of $1.6 million in the first quarter of fiscal 2011. The increase in net loss was primarily due to the fair value adjustments of the derivative instruments, the facility exit obligation and the impairment of long-lived assets.

Alan P. Niedzwiecki, President and CEO, stated, “Our increase in revenues reflects a continued ramp up of the Fisker program and new customer programs including plug-in hybrid vehicle applications, hydrogen programs, and CNG storage system sales. We are excited about these additional opportunities that are opening up with new OEM customers such as General Motors, Daimler and other OEMs and the partnership with Dow Chemical/Dow Kokam on the commercialization of an F-150 PHEV program.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2010	2011
	(unaudited)
Statements of Operations:
Revenue:
Net product sales	$644,070	$3,213,386
Contract revenue	2,915,861	3,541,056

Total revenue	3,559,931	6,754,442
Costs and expenses:
Cost of product sales	559,200	2,010,794
Research and development	3,731,168	3,496,497
Selling, general and administrative	3,788,983	5,469,631
Amortization and impairment of long-lived assets	105,923	1,069,981

Total costs and expenses	8,185,274	12,046,903

Operating loss	(4,625,343)	(5,292,461)

Interest expense, net	(459,140)	(646,557)
Fair value adjustments of derivative instruments, net	3,412,000	(1,853,000)
Gain on settlement of debt and derivative instruments, net	—	142,226
Equity in earnings (losses) of affiliates, net	71,235	(211,168)

Loss from operations before income tax expense	(1,601,248)	(7,860,960)
Income tax expense	(13,367)	(4,066)

Net loss attributable to stockholders	$(1,614,615)	$(7,865,026)

Net loss per share - basic and diluted	$(0.18)	$(0.58)
Weighted average shares outstanding - basic and diluted	9,018,332	13,664,000

Cash Flow Information:
Depreciation, amortization and impairment of long-lived assets	$424,189	$1,373,633
Net cash used in operating activities	(5,960,237)	(7,694,136)
Net cash used in investing activities	(1,243,763)	(340,317)
Net cash provided by financing activities	6,328,224	9,783,537

	April 30, 2011	July 31, 2011

		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$2,776,074	$4,517,869
Working capital (deficit)	(22,137,349)	(15,475,393)
Total assets	71,970,047	74,154,623
Derivative instruments:
Current	4,322,000	5,032,000
Non-current	56,000	124,000
Long-term debt, less current portion	203,318	19,868
Total equity	38,578,045	42,534,995

Financial Results Call Scheduled:

Wednesday, September 14, 2011 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 679-1155; Conference ID #99922294

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 21, 2011 at 11:59 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of hybrid propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended April 30, 2011, as amended, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2011 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500     Fax 949-399-4600